Exhibit 99.1

Tidewater Promotes Jeffrey M. Platt

NEW ORLEANS, July 7, 2006 – Tidewater Inc. (NYSE: TDW) announced today that Jeffrey M. Platt, currently a Senior Vice President of the Company, has been promoted to the position of Executive Vice President, effective July 1, 2006. Mr. Platt will be responsible for overseeing the day-to-day marine operations of the Company, both domestically and internationally.

Mr. Platt is a 1979 graduate of the University of Pittsburgh with a degree in Electrical Engineering. Platt joined Tidewater in 1996 as General Manager of Tidewater’s business activities in Brazil. In 2001, he assumed responsibility for Tidewater’s joint ventures and business in Mexico. In November 2001, Platt was promoted to the position of corporate Vice President with responsibility for all of Tidewater’s business activities in South America, Mexico and the Caribbean. In March 2004, he was promoted to Senior Vice President. In this role, he was responsible for the Americas and operations activities in the Middle East and India. His Tidewater service followed a 15-year career with Schlumberger Well Services and Rollins Environmental Services.

Dean Taylor, Chairman and Chief Executive Officer of the Company, commented, “I’m pleased that Jeff Platt will become more involved in our worldwide operations, where he will bring his keen intellect and problem solving skills to bear on our day-to-day activities. Stephen Dick, our other Executive Vice President for Operations, will thus have more time to concentrate on our worldwide shipbuilding endeavors, vessel acquisitions, and strategic customer relationships and opportunities. I believe that our shareholders will be well served by the changes in each of these individuals’ responsibilities.”

Tidewater Inc. owns over 520 vessels, the world’s largest fleet of vessels serving the global offshore energy industry.

Contact: Joe Bennett - (504) 568-1010

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